Exhibit 99

News Release	The Ryland Group, Inc. www.ryland.com

FOR IMMEDIATE RELEASE

CONTACT:

Drew Mackintosh, Vice President,

Investor Relations

(818) 223-7548

Marya Barlow, Director,
Communications	(818) 223-7591

RYLAND REPORTS RESULTS FOR THE THIRD QUARTER OF 2007

CALABASAS, Calif. (October 24, 2007) — The Ryland Group, Inc. (NYSE: RYL), today announced results for its third quarter ended September 30, 2007.  Items of note included:

•                  Pretax charges for inventory valuation adjustments and write-offs of $128.1 million for the quarter ended September 30, 2007;

•                  Loss of $1.30 per share for the quarter ended September 30, 2007, including inventory valuation adjustments and write-offs, compared to earnings of $1.97 per share for the same period in the prior year;

•                  Excluding inventory valuation adjustments and write-offs, earnings for the quarter would have been $0.46 per share;

•                  Consolidated revenues of $732.3 million for the quarter ended September 30, 2007, reflected a decrease of 35.2 percent from the quarter ended September 30, 2006;

•                  Gross profit margins averaged 17.4 percent prior to inventory valuation adjustments and write-offs and negative 0.3 percent subsequent to these adjustments for the quarter ended September 30, 2007, compared to 22.5 percent for the same period in 2006;

•                  Positive operating cash flow of $42.6 million for the third quarter of 2007, primarily used to reduce debt by $36.9 million;

•                  Closings for the quarter ended September 30, 2007, totaled 2,495 units, reflecting a 32.3 percent decrease from the same period in the prior year;

•                  New orders in the third quarter of 2007 declined 20.9 percent to 1,876 units from 2,372 units in the third quarter of 2006;

•                  Inventory of houses started and unsold declined to 1,362 units at September 30, 2007, denoting decreases of 21.9 percent and 30.2 percent from December 31, 2006 and September 30, 2006, respectively; and

•                  Net debt-to-total capital ratio was 40.4 percent at September 30, 2007.

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RYLAND THIRD-QUARTER RESULTS

RESULTS FOR THE THIRD QUARTER OF 2007

For the third quarter ended September 30, 2007, the Company reported a consolidated loss of $54.7 million, or $1.30 per diluted share, compared to earnings of $87.9 million, or $1.97 per diluted share, for the same period in 2006.  Inventory valuation adjustments and write-offs totaled $128.1 million for the third quarter ended September 30, 2007.  Excluding these adjustments and write-offs, earnings for the quarter would have been $0.46 per share.

            The homebuilding segments reported a pretax loss of $90.0 million during the third quarter of 2007, compared to $141.3 million in pretax earnings for the same period in 2006.  This decrease was primarily due to a decline in closings and margins, which included the impact of inventory valuation adjustments and write-offs.

Homebuilding revenues decreased 35.2 percent to $717.5 million for the third quarter of 2007, compared to $1.1 billion for the same period in 2006.  This decline was primarily attributable to lower closings that totaled 2,495 units, representing a 32.3 percent decrease from the same period in the prior year, and to a decline in the average closing price of a home, which decreased to $284,000 for the quarter ended September 30, 2007, from $291,000 for the quarter ended September 30, 2006.  Homebuilding revenues for the third quarter of 2007 included $8.3 million from land sales, compared to $37.4 million from land sales for the third quarter of 2006, which contributed net gains of $294,000 and $7.3 million to pretax earnings in 2007 and 2006, respectively.

New orders of 1,876 units for the quarter ended September 30, 2007, represented a decrease of 20.9 percent, compared to new orders of 2,372 units for the same period in 2006.  For the third quarter of 2007, new order dollars declined 27.0 percent to $491.4 million from $673.2 million for the third quarter of 2006.  Backlog at the end of the third quarter of 2007 decreased 36.6 percent to 4,334 units from 6,835 units at the end of the third quarter of 2006.  At September 30, 2007, the dollar value of the Company’s backlog was $1.2 billion, reflecting a decline of 41.6 percent from September 30, 2006.

Gross profit margins averaged 17.4 percent prior to inventory valuation adjustments and write-offs and negative 0.3 percent subsequent to these adjustments for the third quarter of 2007, compared to 22.5 percent for the same period in 2006.  This decrease was primarily due to inventory valuation adjustments and write-offs, as well as to increased sales incentives that related to home deliveries, for the third quarter of 2007.  Selling, general and administrative expenses, as a percentage of homebuilding revenue, were 12.3 percent for the third quarter of 2007, compared to 9.7 percent for the same period in 2006.  This increase was primarily attributable to the decline in revenues, as well as higher marketing and advertising costs per unit.  Selling, general and administrative expense dollars decreased $19.6 million, versus the same period in the prior year.  The homebuilding segments capitalized all interest incurred during the third quarter of 2007 due to development activity.

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RYLAND THIRD-QUARTER RESULTS

Corporate expenses were $11.1 million for the third quarter of 2007, compared to $16.1 million for the same period in the prior year.  This decrease was primarily due to lower incentive compensation expense that resulted from declines in earnings and stock price.

The Company’s financial services segment, which includes mortgage, title, escrow and insurance services, reported pretax earnings of $6.8 million for the third quarter of 2007, compared to pretax earnings of $14.4 million for the same period in 2006.  This decline was primarily attributable to a 35.1 percent decrease in the number of mortgages originated due to a slowdown in the homebuilding market and to a decrease of 1.0 percent in average loan size.  The capture rate of mortgages originated for the Company’s homebuilding customers was 77.7 percent for the third quarter of 2007, compared to 82.2 percent for the same period in 2006.

RESULTS FOR THE FIRST NINE MONTHS OF 2007

For the nine months ended September 30, 2007, the Company reported a consolidated loss of $131.6 million, or $3.12 per diluted share, compared to earnings of $272.8 million, or $5.86 per diluted share, for the same period in 2006.  Excluding inventory valuation adjustments and write-offs, which totaled $340.7 million, earnings for the first nine months of 2007 would have been $1.80 per share.

                The homebuilding segments reported a pretax loss of $213.7 million during the first nine months of 2007, compared to $442.6 million in pretax earnings for the same period in 2006.  This decrease was primarily due to a decline in closings and margins, which included the impact of $340.7 million of inventory valuation adjustments and write-offs.

Homebuilding revenues decreased 36.1 percent to $2.1 billion for the first nine months of 2007, compared to $3.3 billion for the same period in 2006.  This decline was primarily attributable to closings that totaled 7,258 units, a 34.3 percent decrease from the same period in 2006.  The average closing price of a home was $291,000 and $294,000 for nine-month periods ended September 30, 2007 and 2006, respectively.  Homebuilding revenues for the first nine months of 2007 included $15.2 million from land sales, compared to $71.3 million from land sales for the same period in 2006, which contributed net gains of $1.4 million and $18.7 million to pretax earnings in 2007 and 2006, respectively.

New orders of 7,386 units for the nine months ended September 30, 2007, represented a decrease of 21.6 percent, compared to new orders of 9,416 units for the same period in 2006.  For the first nine months of 2007, new order dollars declined 24.9 percent to $2.1 billion from $2.7 billion for the first nine months of 2006.

Gross profit margins averaged 18.3 percent prior to inventory valuation adjustments and write-offs and 2.5 percent subsequent to these adjustments for the first nine months of 2007, compared to 23.3 percent for the same period in 2006.  This decrease was primarily due to inventory valuation adjustments and write-offs, as well as to increased sales incentives that related to home deliveries for the first nine

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RYLAND THIRD-QUARTER RESULTS

months of 2007.  Selling, general and administrative expenses, as a percentage of homebuilding revenue, were 12.5 percent for the first nine months of 2007, compared to 10.1 percent for the same period in 2006.  This increase was primarily attributable to the decline in revenues, higher marketing and advertising costs per unit, as well as to severance costs.  Selling, general and administrative expense dollars decreased $68.9 million, versus the same period in the prior year.  The homebuilding segments capitalized all interest incurred during the first nine months of 2007 due to development activity.

Corporate expenses were $24.7 million for the first nine months of 2007, compared to $50.1 million for the same period in the prior year.  This decrease was primarily due to lower incentive compensation expense that resulted from declines in earnings and stock price.

The Company’s financial services segment, which includes mortgage, title, escrow and insurance services, reported pretax earnings of $24.6 million for the first nine months of 2007, compared to pretax earnings of $42.8 million for the same period in 2006.  This decline was primarily attributable to a 36.2 percent decrease in the number of mortgages originated due to a slowdown in the homebuilding market, slightly offset by an increase of 1.0 percent in average loan size.  The capture rate of mortgages originated for the Company’s homebuilding customers was 78.9 percent for the first nine months of 2007, compared to 81.7 percent for the same period in 2006.

STOCK REPURCHASE PROGRAM

During the three months ended September 30, 2007, the Company did not repurchase any shares of its common stock.

CHANGE IN OVERALL EFFECTIVE TAX RATE

                The effective tax rate for the third quarter of 2007 was 42.1 percent.  The increase in the tax benefit rate in the third quarter was primarily due to the Company’s reversal of prior year tax provisions no longer required due to the expiration of various tax statutes of limitations.  The Company anticipates its annual effective rate to be approximately 39.0 percent; however, as a result of the uncertainty of current market conditions, the Company is unable to provide more precise annual effective rate guidance at this time.

AMENDED REVOLVING CREDIT FACILITY

                The Company has amended its revolving credit facility by reducing its borrowing capacity to $750.0 million from $1.1 billion in an effort to reduce costs related to unused capacity and to provide additional flexibility by modifying several covenants.  The facility’s maturity date of January 2011 and the uncommitted accordion feature to $1.5 billion remain unchanged.

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RYLAND THIRD-QUARTER RESULTS

With headquarters in Southern California, Ryland is one of the nation’s largest homebuilders and a leading mortgage-finance company.  The Company currently operates in 28 markets across the country and has built more than 270,000 homes and financed more than 230,000 mortgages since its founding in 1967.  Ryland is a Fortune 500 company listed on the New York Stock Exchange under the symbol “RYL.”  Previous news releases may be obtained at www.ryland.com.

Note:  Certain statements in this press release may be regarded as “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, and may qualify for the safe harbor provided for in Section 21E of the Securities Exchange Act of 1934, as amended. These forward-looking statements represent the Company’s expectations and beliefs concerning future events, and no assurance can be given that the future results described in this press release will be achieved. These forward-looking statements can generally be identified by the use of statements that include words such as “anticipate,” “believe,” “estimate,” “expect,” “foresee,” “goal,” “intend,” “likely,” “may,” “plan,” “project,” “should,” “target,” “will” or other similar words or phrases. All forward-looking statements contained herein are based upon information available to the Company on the date of this press release. Except as may be required under applicable law, the Company does not undertake any obligation to update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise.

These forward-looking statements are subject to risks, uncertainties and other factors, many of which are outside of the Company’s control, that could cause actual results to differ materially from the results discussed in the forward-looking statements. The factors and assumptions upon which any forward-looking statements are subject to risks and uncertainties which include, among others:

•                  economic changes nationally or in the Company’s local markets, including volatility and increases in interest rates, inflation, changes in consumer demand and confidence levels and the state of the market for homes in general;

•                  the availability and cost of land;

•                  increased land development costs on projects under development;

•                  shortages of skilled labor or raw materials used in the production of houses;

•                  increased prices for labor, land and raw materials used in the production of houses;

•                  increased competition;

•                  instability and uncertainty in the mortgage lending market, including revisions to underwriting standards for borrowers;

•                  failure to anticipate or react to changing consumer preferences in home design;

•                  increased costs and delays in land development or home construction resulting from adverse weather conditions;

•                  potential delays or increased costs in obtaining necessary permits as a result of changes to laws, regulations, or governmental policies (including those that affect zoning, density, building standards and the environment);

•                  delays in obtaining approvals from applicable regulatory agencies and others in connection with the Company’s communities and land activities;

•                  the risk factors set forth in the Company’s most recent Annual Report on Form 10-K; and

•                  other factors over which the Company has little or no control.

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Four financial-statement pages follow.

THE RYLAND GROUP, INC. and Subsidiaries
CONSOLIDATED STATEMENTS OF EARNINGS (Unaudited)

(in thousands, except share data)

	Three months ended September 30,		Nine months ended September 30,
	2007	2006	2007	2006

REVENUES
Homebuilding	$717,487	$1,107,335	$2,131,428	$3,333,576
Financial services	14,849	23,607	47,023	69,096
TOTAL REVENUES	732,336	1,130,942	2,178,451	3,402,672

EXPENSES
Cost of sales	719,478	858,451	2,078,573	2,555,524
Selling, general and administrative	87,969	107,589	266,546	335,416
Financial services	8,019	9,224	22,378	26,304
Corporate	11,131	16,076	24,681	50,073
Expenses related to early retirement of debt	260	7,695	260	7,695
TOTAL EXPENSES	826,857	999,035	2,392,438	2,975,012

Earnings/(loss) before taxes	(94,521)	131,907	(213,987)	427,660

Tax expense/(benefit)	(39,781)	43,966	(82,371)	154,873

NET EARNINGS/(LOSS)	$(54,740)	$87,941	$(131,616)	$272,787

NET EARNINGS/(LOSS) PER COMMON SHARE
Basic	$(1.30)	$2.04	$(3.12)	$6.09
Diluted	(1.30)	1.97	(3.12)	5.86

AVERAGE COMMON SHARES
OUTSTANDING
Basic	41,958,345	43,158,896	42,151,808	44,773,362
Diluted	41,958,345	44,542,121	42,151,808	46,537,877

THE RYLAND GROUP, INC. and Subsidiaries
CONSOLIDATED BALANCE SHEETS

(in thousands, except share data)

	September 30, 2007	December 31, 2006
	(Unaudited)

ASSETS
Cash and cash equivalents	$81,385	$215,037
Housing inventories
Homes under construction	1,070,016	1,079,702
Land under development and improved lots	1,183,983	1,427,930
Consolidated inventory not owned	147,019	263,853
Total inventories	2,401,018	2,771,485
Property, plant and equipment	81,652	76,887
Net deferred taxes	176,340	84,199
Other	271,633	269,089
TOTAL ASSETS	3,012,028	3,416,697

LIABILITIES
Accounts payable	164,330	186,868
Accrued and other liabilities	400,846	586,797
Debt	983,283	950,117
TOTAL LIABILITIES	1,548,459	1,723,782

MINORITY INTEREST	135,372	181,749

STOCKHOLDERS’ EQUITY
Common stock, $1.00 par value:
Authorized—200,000,000 shares
Issued—41,999,045 shares at September 30, 2007
(42,612,525 shares at December 31, 2006)	41,999	42,612
Retained earnings	1,281,952	1,463,727
Accumulated other comprehensive income	4,246	4,827
TOTAL STOCKHOLDERS’ EQUITY	1,328,197	1,511,166
TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$3,012,028	$3,416,697

THE RYLAND GROUP, INC. and Subsidiaries
SEGMENT INFORMATION (Unaudited)

	Three months ended September 30,		Nine months ended September 30,
	2007	2006	2007	2006
EARNINGS/(LOSS) BEFORE TAXES (in thousands)
Homebuilding
North	$9,903	$44,622	$39,065	$129,235
Southeast	(9,215)	59,339	7,651	178,248
Texas	5,433	13,919	20,349	35,424
West	(96,081)	23,415	(280,756)	99,729
Financial services	6,830	14,383	24,645	42,792
Corporate and unallocated	(11,391)	(23,771)	(24,941)	(57,768)
Total	$(94,521)	$131,907	$(213,987)	$427,660

NEW ORDERS
Units
North	576	696	2,065	2,510
Southeast	537	622	2,031	2,731
Texas	400	761	1,911	2,729
West	363	293	1,379	1,446
Total	1,876	2,372	7,386	9,416

Dollars (in millions)
North	$172	$233	$652	$824
Southeast	135	168	562	816
Texas	86	158	398	548
West	98	114	449	558
Total	$491	$673	$2,061	$2,746

CLOSINGS
Units
North	692	941	1,998	2,697
Southeast	728	1,196	2,210	3,610
Texas	712	897	1,955	2,458
West	363	654	1,095	2,280
Total	2,495	3,688	7,258	11,045

Average closing price (in thousands)
North	$325	$328	$321	$315
Southeast	292	297	303	289
Texas	204	191	211	189
West	348	364	357	388
Total	$284	$291	$291	$294

OUTSTANDING CONTRACTS			September 30,
Units			2007	2006
North			1,224	1,587
Southeast			1,460	2,722
Texas			976	1,600
West			674	926
Total			4,334	6,835

Dollars (in millions)
North			$398	$544
Southeast			419	878
Texas			214	342
West			210	359
Total			$1,241	$2,123

Average price (in thousands)
North			$323	$343
Southeast			287	323
Texas			219	214
West			311	388
Total			$286	$311

THE RYLAND GROUP, INC. and Subsidiaries
FINANCIAL SERVICES SUPPLEMENTAL INFORMATION (Unaudited)

(in thousands, except origination data)

	Three months ended September 30,		Nine months ended September 30,
RESULTS OF OPERATIONS	2007	2006	2007	2006
Revenues
Net gains on sales of mortgages and mortgage servicing rights	$6,010	$9,851	$21,329	$30,014
Title/escrow/insurance	7,279	9,894	20,182	27,854
Net origination fees	1,228	3,516	4,725	10,270
Interest and other	332	346	787	958
Total revenues	14,849	23,607	47,023	69,096
General and administrative expenses	8,019	9,224	22,378	26,304
Pretax earnings	$6,830	$14,383	$24,645	$42,792

OPERATIONAL DATA

Retail operations:
Originations (units)	1,839	2,835	5,401	8,465
Ryland Homes closings as a percentage of total closings	99.7%	99.6%	99.5%	99.6%
Ryland Homes origination capture rate	77.7%	82.2%	78.9%	81.7%

Investment operations:
Mortgage-backed securities and notes receivable average balance	$406	$1,320	$462	$1,784